Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2019

First Quarter Financial Results

Strong Year-Over-Year Interest Income, Commercial Loan Growth

Stroudsburg, PA. — January 23, 2019 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $1.9 billion asset institution providing full service retail and commercial banking, financial, and investment services in eastern Pennsylvania, today announced financial results for its first fiscal quarter 2019 ended December 31, 2018.

Net income was $3.0 million, or $0.27 per diluted share, for the three months ended December 31, 2018, compared with a net loss of $1.6 million, or $(0.15) per diluted share, for the three months ended December 31, 2017. Results for the three months ended December 31, 2017 reflect a one-time charge to income tax expense of $3.7 million recorded in the Company’s first fiscal quarter 2018 related to the reduction in the carrying value of the Company’s deferred tax assets, which resulted from the reduction in the federal corporate income tax rate under the Tax Cuts and Jobs Act of 2017. For comparative purposes, net income and earnings per share in the fiscal first quarter of 2018, adjusted for the impact of the one-time charge to income tax would have been $2.0 million, or $0.19 per diluted share (non-GAAP measurement).

Gary S. Olson, President and CEO, commented: “Our fiscal first quarter 2019 earnings performance followed strong fiscal third and fourth quarters of 2018 as we executed on the goal of generating predictable and sustainable earnings growth. Our strategy of being a commercially focused, high performing diversified community bank is driving commercial loan growth, which in turn is generating greater revenue.”

FIRST QUARTER 2019 HIGHLIGHTS

•

Pre-tax income reflected the Company’s continuing progress in driving revenue from lending activity, with income before income taxes in the fiscal first quarter of 2019 of $3.5 million, up 42% from $2.5 million in the fiscal first quarter of 2018.

•

Total interest income increased to $16.9 million in the fiscal first quarter of 2019 from $15.4 million in the fiscal first quarter of 2018, primarily reflecting higher interest income generated by loans.

•

Total net loans at December 31, 2018 increased $29.2 million to $1.3 billion from September 30, 2018, primarily reflecting growth in commercial and commercial real estate loans outstanding of $25.8 million. The increase in total net loans for the quarter ended December 31, 2018 includes a decline of $18.0 million in indirect auto loans outstanding during the same period. The Company discontinued its indirect auto lending in July of 2018. Net loans at December 31, 2018 were up 4.5%, or by $58.0 million, compared with net loans at December 31, 2017, primarily reflecting commercial loan growth.

•

Core deposits (demand accounts, savings and money market) comprised a Company-record 62.3% of total deposits, reflecting year-over-year growth in lower cost noninterest bearing, interest bearing, and money market deposits.

•	Asset quality remained strong, with non-performing assets of $11.6 million, or 0.62% of total assets, at December 31, 2018 compared to 0.64% at September 30, 2018 and 0.86% at December 31, 2017.

•

Continued focus on expense management led to a 6% decline in total noninterest expense for the quarter ended December 31, 2018 compared to the same period in 2017, while the efficiency ratio improved to 68.3% in the fiscal first quarter of 2019 compared to 73.8% in the fiscal first quarter of 2018.

•

For the three months ended December 31, 2018, the Company’s return on average assets and return on average equity were 0.65% and 6.59%, compared with (0.36)% and (3.53)%, respectively, in the comparable period of fiscal 2017.

•

The Company paid a quarterly cash dividend of $0.10 per share on December 31, 2018, its 43nd consecutive quarterly cash dividend to shareholders. As previously disclosed, this represents an 11.0% increase over the prior quarter’s dividend.

“An expanded banking team and a formalized three-region operating structure has supported growth, productivity and efficiency. A growing, leaner organization was reflected in significant improvement in our efficiency ratio. As we have grown, adding new client relationships and expanding business with existing clients, asset quality has remained strong, reflecting careful underwriting and credit management.

“We anticipate the continued emphasis on our best and most profitable opportunities will sustain the revenue and earnings growth that will support our ultimate goal of building the Company’s value and generating attractive returns for shareholders.”

Income Statement Review

Total interest income was $16.9 million for the three months ended December 31, 2018, up from $15.4 million for the three months ended December 31, 2017. The primary driver was growth in interest income from loans to $13.9 million in fiscal first quarter 2019, up from $12.8 million a year earlier. Interest expense was $5.0 million for the quarter ended December 31, 2018 compared to $3.6 million for the same period in 2017, partially reflecting growth in deposits and borrowings along with interest rate increases from the Federal Reserve.

Net interest income increased $117,000, or 1.0%, to $11.9 million for the three months ended December 31, 2018, from $11.8 million for the comparable period in 2017. The net interest margin for the first quarter of 2019 was 2.73%, compared with 2.78% for the first quarter of fiscal 2018. The net interest rate spread was 2.54% in fiscal first quarter 2019, compared with 2.67% for the first quarter of 2018.

The Company’s provision for loan losses decreased to $876,000 for the three months ended December 31, 2018, compared with $1.0 million for the three months ended December 31, 2017. These decreases reflected provisioning primarily related to declining charge off activity.

Noninterest income increased $157,000, or 8.0%, to $2.1 million for the three months ended December 31, 2018, compared with $2.0 million for the three months ended December 31, 2017. An increase in other income was the primary driver of the noninterest income increase, primarily reflecting the Company’s recovery of $226,000 of previously expensed professional fees related to the settlement of a non-performing loan during the three months ended December 31, 2018.

Noninterest expense decreased $630,000 or 6.1%, to $9.7 million for the three months ended December 31, 2018 compared with $10.3 million for the comparable period in 2017. The decrease in all noninterest expense categories other than compensation and employee benefits is reflective of the Company’s efforts to reduce its efficiency ratio and improve profitability.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets grew $29.1 million to $1.86 billion at December 31, 2018, from $1.83 billion at September 30, 2018. Total net loans increased to $1.33 billion at December 31, 2018 from $1.31 billion at September 30, 2018.

Commercial real estate loans were $434.4 million at December 31, 2018, up from $416.6 million at September 30, 2018 and reflected strong year-over-year growth from $356.1 million at December 31, 2017. Commercial (primarily C&I) loans increased to $57.4 million at December 31, 2018 from $49.5 million at September 30, 2017 and were up from $48.8 million at December 31, 2017. Residential real estate loans were $600.6 million at December 31, 2018, up $20.0 million from September 30, 2018. The Company purchased $22.3 million of 1 to 4 family, adjustable rate residential loans during the quarter ended December 31, 2018. Indirect auto loans outstanding declined $18.0 million during the quarter ended December 31, 2018 reflecting expected runoff of the portfolio.

Total deposits decreased $28.9 million, or 2.2%, to $1.31 billion at December 31, 2018 from September 30, 2018, primarily due to a decrease in municipal deposits. Core deposits (demand accounts, savings and money market) increased to a record $814.1 million, or 62.3% of total deposits at December 31, 2018 compared to 58.2% at December 31, 2017. Noninterest bearing demand accounts exhibited strong year-over-year growth, increasing 7% to $162.1 million, while interest bearing demand accounts grew 4% to $198.3 million.

Asset quality remained strong. Nonperforming assets totaled $11.6 million, or 0.62% of total assets, at December 31, 2018, down from $11.7 million, or 0.64% at September 30, 2018 and sharply lower than nonperforming assets of $15.7 million, or 0.86% of total assets, a year earlier at December 31, 2017. The allowance for loan losses was $12.2 million, or 0.91% of loans outstanding, at December 31, 2018, up slightly from $11.7 million, or 0.89% at September 30, 2018 and primarily reflecting prudent reserving to match loan growth.

For the three months ended December 31, 2018, the Company’s return on average assets and return on average equity were 0.65% and 6.59%, compared with (0.36)% and (3.53)%, respectively, in the comparable period of fiscal 2017.

The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of 9.73%, exceeding regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to tangible assets ratio of 9.36%.

Total stockholders’ equity increased $5.6 million to $184.8 million at December 31, 2018, from $179.2 million at September 30, 2018, primarily reflecting the net income for the quarter and a decrease in other comprehensive loss, which primarily reflected mark-to-market adjustments to the value of investment securities classified as available for sale. Tangible book value per share at December 31, 2018 was $14.36, compared with $13.92 at September 30, 2018.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly-owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.9 billion and has 22 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2018	September 30, 2018
	(dollars in thousands)
ASSETS
Cash and due from banks	$35,849	$39,197
Interest-bearing deposits with other institutions	3,801	4,342

Total cash and cash equivalents	39,650	43,539
Certificates of deposit	500	500
Investment securities available for sale, at fair value	376,072	371,438
Loans receivable (net of allowance for loan losses of $12,221 and $11,688)	1,334,304	1,305,071
Regulatory stock, at cost	15,121	12,973
Premises and equipment, net	14,448	14,601
Bank-owned life insurance	38,874	38,630
Foreclosed real estate	876	1,141
Intangible assets, net	1,291	1,375
Goodwill	13,801	13,801
Deferred income taxes	6,836	8,441
Other assets	21,105	22,280

TOTAL ASSETS	$1,862,878	$1,833,790

LIABILITIES
Deposits	$1,307,917	$1,336,855
Short-term borrowings	239,824	179,773
Other borrowings	112,373	118,723
Advances by borrowers for taxes and insurance	8,435	6,826
Other liabilities	9,554	12,427

TOTAL LIABILITIES	1,678,103	1,654,604

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	180,631	180,765
Unallocated common stock held by the Employee Stock Ownership Plan	(8,142)	(8,255)
Retained earnings	96,030	94,112
Treasury stock, at cost	(77,259)	(77,707)
Accumulated other comprehensive loss	(6,666)	(9,910)

TOTAL STOCKHOLDERS’ EQUITY	184,775	179,186

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,862,878	$1,833,790

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,
	2018	2017
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$13,907	$12,783
Investment securities:
Taxable	2,482	2,058
Exempt from federal income tax	136	288
Other investment income	344	247

Total interest income	16,869	15,376

INTEREST EXPENSE
Deposits	3,388	2,377
Short-term borrowings	1,077	584
Other borrowings	519	647

Total interest expense	4,984	3,608

NET INTEREST INCOME	11,885	11,768
Provision for loan losses	876	1,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,009	10,768

NONINTEREST INCOME
Service fees on deposit accounts	863	883
Services charges and fees on loans	330	369
Trust and investment fees	239	240
Gain on sale of investments, net	4	—
Earnings on Bank-owned life insurance	244	255
Insurance commissions	201	171
Other	245	51

Total noninterest income	2,126	1,969

NONINTEREST EXPENSE
Compensation and employee benefits	6,124	6,008
Occupancy and equipment	1,026	1,185
Professional fees	524	566
Data processing	903	929
Advertising	155	158
Federal Deposit Insurance Corporation Premiums	187	189
Gain on foreclosed real estate	(115)	(36)
Amortization of intangible assets	84	144
Other	764	1,139

Total noninterest expense	9,652	10,282

Income before income taxes	3,483	2,455
Income taxes	474	4,093

Net Income	$3,009	$(1,638)

Earnings per share:
Basic	$0.27	$(0.15)
Diluted	$0.27	$(0.15)
Dividends per share	$0.10	$0.09

	For the Three Months Ended December 31,
	2018	2017
	(dollars in thousands) (UNAUDITED)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,832,622	$1,802,381
Total interest-earning assets	1,729,895	1,676,729
Total interest-bearing liabilities	1,475,290	1,444,985
Total stockholders’ equity	181,168	184,188
PER COMMON SHARE DATA:
Average shares outstanding — basic	10,951,356	10,717,138
Average shares outstanding — diluted	10,951,356	10,717,138
Book value shares	11,819,814	11,634,790
Net interest rate spread	2.54%	2.67%
Net interest margin	2.73%	2.78%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531